EXHIBIT 99.1
PRESS RELEASE
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PHILIP MORRIS INTERNATIONAL INC.’S CANADIAN SUBSIDIARY,
ROTHMANS, BENSON & HEDGES INC., GRANTED CCAA PROTECTION;
REPRESENTS OPPORTUNITY TO RESOLVE ALL OUTSTANDING CANADIAN TOBACCO LITIGATION;
PMI REVISES FULL-YEAR 2019 REPORTED DILUTED EPS FORECAST, REFLECTING DECONSOLIDATION OF RBH WHILE UNDER CCAA; FORECAST CONTINUES TO REPRESENT CURRENCY-NEUTRAL, LIKE-FOR-LIKE ADJUSTED DILUTED EPS GROWTH OF AT LEAST 8%

NEW YORK, March 22, 2019 – Today, Philip Morris International Inc. (PMI) was informed by its Canadian subsidiary, Rothmans, Benson & Hedges Inc. (RBH) that RBH had obtained an initial order from the Ontario Superior Court of Justice granting it protection under the Companies’ Creditors Arrangement Act (CCAA). RBH announced that obtaining creditor protection became necessary following recent developments in two Class Action proceedings in Québec against RBH, Imperial Tobacco Canada Limited, and JTI-Macdonald Corp. (see “The Class Actions & Other Pending Litigation” below for details).

Key Elements and Impact of RBH’s Decision to File for Creditor Protection

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The initial order includes a comprehensive stay of all tobacco-related litigation pending in Canada against RBH and PMI, thus providing an efficient forum for RBH to seek resolution of all such litigation.

•	The CCAA process allows RBH to carry on its business in the ordinary course with minimal disruption to its customers, suppliers and employees.

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As a result of the filing, and under U.S. GAAP, PMI will deconsolidate RBH from its financial statements, resulting in an estimated one-time non-cash charge of approximately $0.10 per share, as described below.

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While it remains under creditor protection, RBH does not anticipate paying dividends. As RBH has not paid dividends since the trial court’s judgment in May 2015, the deconsolidation will not have an impact on PMI’s current annualized dividend rate.

2019 PMI Full-Year Forecast & Assumptions and 2019-2021 Targets

As a result of the deconsolidation of RBH, PMI today revises its full-year 2019 reported diluted earnings per share forecast to be at least $4.90 at prevailing exchange rates. This full-year guidance reflects:

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The current estimated one-time net impact of the deconsolidation of RBH under U.S. GAAP of approximately $0.10 per share, to be recorded in the first quarter of 2019, which is a non-cash item, plus the tobacco litigation-related charge of approximately $0.09 per share announced on March 4, 2019; and

•	The exclusion of RBH’s previously anticipated earnings from PMI’s consolidated financial statements from the date of deconsolidation to December 31, 2019, of approximately $0.28 per share.

Excluding the above deconsolidation-related items and the unfavorable impact of currency, at prevailing exchange rates, of approximately $0.14 per share, this forecast represents a projected increase of at least 8.0% versus a pro forma adjusted diluted earnings per share of $4.84 in 2018. The 2018 pro forma adjusted diluted EPS of $4.84 is calculated as reported diluted EPS of $5.08, plus tax items of $0.02 per share primarily related to the implementation of the Tax Cuts and Jobs Act, less approximately $0.26 of estimated net earnings attributable to RBH from March 22 through December 31, 2018, in order to present a like-for-like comparison.

Assumptions underlying this forecast, and PMI’s 2019-2021 targets, as communicated by PMI in its earnings release of February 7, 2019, and reiterated at the CAGNY Conference of February 20, 2019, remain unchanged on a like-for-like basis, except for 2019 operating cash flow, which, due to the impact of the deconsolidation, is now estimated to be approximately $9.5 billion, subject to year-end working capital requirements.

This forecast excludes the impact of: any future acquisitions; unanticipated asset impairment and exit cost charges; future changes in currency exchange rates; further developments related to the Tax Cuts and Jobs Act; further developments pertaining to the two Québec Class Action lawsuits and the CCAA protection granted to RBH; and any unusual events. Factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.

Matters Relating to the CCAA Initial Order and PMI’s Deconsolidation of RBH

•	The Companies’ Creditors Arrangement Act (CCAA) is a Canadian federal law that permits Canadian businesses to restructure their affairs while maintaining business as usual.

•	The initial CCAA order authorizes RBH to pay all expenses incurred in carrying on its business in the ordinary course after the CCAA filing, including obligations to employees, vendors, and suppliers.

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While it remains under creditor protection, RBH does not anticipate paying dividends. As RBH has not paid dividends since the trial court’s judgment in May 2015, the deconsolidation will not have an impact on PMI’s current annualized dividend rate; as always, future dividend increases remain subject to the discretion of PMI’s Board of Directors.

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Beginning with the first quarter of 2019, PMI’s adjusted diluted EPS and other impacted results will reflect the deconsolidation of RBH.  PMI believes that the adjusted measures will provide useful insight into underlying business trends and results, and will provide a more meaningful performance comparison for the period during which RBH remains under CCAA protection.

The Class Actions & Other Pending Litigation

On March 1, 2019, the Court of Appeal of Québec in Montreal issued its judgment in two class action lawsuits against RBH, as well as Imperial Tobacco Canada Limited, and JTI-Macdonald Corp. PMI is not a party to the cases.

In 2015, the trial court ruled in favor of plaintiffs and found that the estimated class members’ damages totaled approximately CAD 15.6 billion including interest. In its decision, the Court of Appeal largely affirmed the total amount of compensatory and punitive damages, but reduced the total class member damages due to an error in the interest calculation to approximately CAD 13.6 billion including interest. The trial court’s order, as upheld by the Court of Appeal, required the defendants to deposit a portion of the damages, approximately CAD 1.1 billion, into trust accounts within 60 days. RBH’s share of the deposit is approximately CAD 257 million. RBH had already deposited CAD 226 million as security with the Court of Appeal. See PMI’s Form 10-K for the year ended December 31, 2018 for more information about these legal proceedings.

On March 4, 2019, as a result of this decision against RBH, PMI announced that it will incur in its consolidated results a pre-tax charge of approximately $194 million, representing approximately $142 million net of tax, in the first quarter of 2019, recorded as tobacco litigation-related expenses. The charge reflects PMI’s assessment of the portion of the judgment that it believes is probable and estimable at this time and corresponds to the trust account deposit required by the court. PMI will continue to monitor developments in the CCAA proceedings as there is a significant lack of clarity with respect to several factors, including the likelihood of resolving in the CCAA process the underlying litigation to which RBH is a party, the financial and other parameters of any resolution of the underlying litigation, and the length of the CCAA process.

While the trial court found that the ultimate damages disposition would depend on an individual claims process, the three defendants in the cases -- RBH, JTI-Macdonald Corp., and Imperial Tobacco Canada Limited -- are jointly and severally liable for the compensatory damages to be distributed to eligible class members. JTI-Macdonald Corp. and Imperial Tobacco Canada Limited were granted creditor protection under the CCAA in connection with the class actions, on March 8 and 12, 2019, respectively. Without creditor protection, RBH could have been required to pay, in addition to its allocated portion, the portions of the class actions judgment allocated to JTI-Macdonald Corp. and Imperial Tobacco Canada Limited.

RBH is also a defendant in litigation brought by the Canadian Provinces related to the recovery of health care costs. As part of RBH’s filing for creditor protection, the Ontario Superior Court of Justice made an initial order staying proceedings, including the Québec Class Action proceedings and all other tobacco-related litigation pending in Canada against RBH and PMI, including the litigation with the Provinces, to provide RBH with the necessary time to explore a court-supervised resolution of such matters.

The Ontario Superior Court of Justice has scheduled the next hearing (known as the “comeback hearing”) on RBH’s filing for creditor protection for April 4-5 at which time the Court will consider any requests from interested parties, if any, to vary the terms of the initial order for creditor protection.

Pursuant to the initial order, Ernst & Young Canada Inc. has been appointed as Monitor in the CCAA proceedings. Information regarding RBH’s CCAA proceedings, including copies of all court orders made and the Monitor’s reports, will be available on the Monitor’s website at: http://www.ey.com/ca/rbh. The information on this website is not, and shall not be deemed to be, part of this press release or incorporated into any filings we make with the SEC.

2018 Key Market Facts: Canada

The total market in Canada, defined as cigarette and heated tobacco unit volume, was 23.4 billion units, down by 5.1% from 24.6 billion units in 2017. PMI’s total shipments volume, defined as the combined total of cigarette shipment volume and heated tobacco unit shipment volume, was 8.9 billion units, down by 4.0% from 9.3 billion units in 2017. PMI’s total market share, based on in-market sales, was 38.1%, up by 0.8 percentage points from 37.3% in 2017. Brands sold by RBH include: in the premium segment, Belmont; in the mid-price segment, Canadian Classics; and, in the low-price segment, Next. RBH also sells the heated tobacco device, IQOS, and its heated tobacco consumable HEETS.

Forward-Looking and Cautionary Statements

This press release contains projections of future results and other forward-looking statements. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.

PMI's business risks include: excise tax increases and discriminatory tax structures; increasing marketing and regulatory restrictions that could reduce our competitiveness, eliminate our ability to communicate with adult consumers, or ban certain of our products; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; litigation related to tobacco use; intense competition; the effects of global and individual country economic, regulatory and political developments, natural disasters and conflicts; changes in adult smoker behavior; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations, and limitations on the ability to repatriate funds; adverse changes in applicable corporate tax laws; adverse changes in the cost and quality of tobacco and other agricultural products and raw materials; and the integrity of its information systems and effectiveness of its data privacy policies. PMI's future profitability may also be adversely affected should it be unsuccessful in its attempts to produce and commercialize reduced-risk products or if regulation or taxation do not differentiate between such products and cigarettes; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; or if it is unable to attract and retain the best global talent. Future results are also subject to the lower predictability of our reduced-risk product category's performance.

PMI is further subject to other risks detailed from time to time in its publicly filed documents, including those described under Item 1A. “Risk Factors” in PMI’s annual report on Form 10-K for the year ended December 31, 2018. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.

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Philip Morris International: Building a Smoke-Free Future
Philip Morris International (PMI) is leading a transformation in the tobacco industry to create a smoke-free future and ultimately replace cigarettes with smoke-free products to the benefit of adults who would otherwise continue to smoke, society, the company and its shareholders. PMI is a leading international tobacco company engaged in the manufacture and sale of cigarettes, smoke-free products and associated electronic devices and accessories, and other nicotine-containing products in markets outside the U.S. PMI is building a future on a new category of smoke-free products that, while not risk-free, are a much better choice than continuing to smoke. Through multidisciplinary capabilities in product development, state-of-the-art facilities and scientific substantiation, PMI aims to ensure that its smoke-free products meet adult consumer preferences and rigorous regulatory requirements. PMI's smoke-free IQOS product portfolio includes heated tobacco and nicotine-containing vapor products. As of December 31, 2018, PMI estimates that approximately 6.6 million adult smokers around the world have already stopped smoking and switched to PMI’s heated tobacco product, which is currently available for sale in 44 markets in key cities or nationwide under the IQOS brand. For more information, please visit www.pmi.com and www.pmiscience.com.